UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 16, 2013

TIGERLOGIC CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-16449	94-3046892
(State or other jurisdiction of incorporation)	(Commission File Number)	(I. R. S. Employer Identification No.)

25A Technology Drive

Irvine, CA 92618

(Address of principal executive offices, Zip Code)

Registrant’s telephone number, including area code:  (949) 442-4400

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                                           Entry into a Material Definitive Agreement.

On October 16, 2013, TigerLogic Corporation, a Delaware corporation (the “Company”) and Rocket Software, Inc. (the “Buyer”) entered into an Asset Purchase Agreement (the “Purchase Agreement”).  Pursuant to the terms of the Purchase Agreement, the Buyer will purchase the Company’s business dedicated to the multidimensional database management system and related connectivity products known as the MDMS family of products, including D3, mvBase, mvEnterprise and the Pick connectivity products (the “MDMS Business”), for a total purchase price of approximately $22 million in cash.

The board of directors of the Company has approved the Purchase Agreement and the sale of the MDMS Business (the “Sale”).

The Purchase Agreement includes customary representations, warranties and covenants by the parties.  The Company has agreed, among other things, to operate the MDMS Business in the ordinary course until the Sale is consummated.  The Company has also agreed not to solicit or initiate discussions with third parties regarding other proposals to acquire the MDMS Business.  The Purchase Agreement also provides that the Buyer will offer employment to certain of the Company’s MDMS Business employees at closing. The Purchase Agreement further provides that $2.2 million of the purchase price will be deposited at closing of the Sale with a third party escrow agent for 18 months to serve as security for the Company’s indemnification obligations pursuant to the Purchase Agreement.

Consummation of the Sale is subject to various customary closing conditions, including: (i) the absence of any order, decree, injunction, or law enjoining or prohibiting the Sale, (ii) the accuracy of the representations and warranties made by the parties and (iii) the performance by the parties in all material respects of their covenants, obligations and agreements under the Purchase Agreement, including obtaining certain third party consents to assignment, including consent to the assignment of the lease for the Company’s facilities in Irvine, California, among others.

Subject to certain exceptions and limitations, either party may terminate the Purchase Agreement if the Sale is not consummated by November 30, 2013.

In connection with the Sale, the parties also agreed to enter, at closing, into several ancillary and related agreements, including a transition services agreement designed to facilitate the transition of the MDMS Business to the Buyer and minimize disruptions to the Company’s retained businesses, and an intellectual property license agreement, which will permit Buyer to use certain intellectual property owned by the Company and will permit the Company to use certain intellectual property to be owned by the Buyer following the Sale.

The foregoing description does not purport to be complete and is qualified in its entirety by reference to the full text of the Purchase Agreement, a copy of which is filed as Exhibit 2.1 to this Current Report on Form 8-K and is incorporated herein by reference.

The Purchase Agreement has been included to provide investors and stockholders with information regarding its terms. It is not intended to provide any other factual information about the Company.  The Purchase Agreement contains representations and warranties that the parties made to, and solely for the benefit of, each other, and they are subject to qualifications and limitations agreed by the parties in connection with negotiating the terms of the transaction.  In addition, certain representations and warranties may have been made as of a specified date, may be subject to a contractual standard of materiality different from those generally applicable to investors, or may have been used for the purpose of allocating risk between the parties rather than establishing matters as facts. Investors are not third-party beneficiaries under the Purchase Agreement and should not rely on such representations and warranties as characterizations of the actual state of facts or circumstances.  Moreover, information concerning the subject matter of such representations and warranties may change after the date of the Purchase Agreement, which subsequent information may or may not be fully reflected in Company’s public disclosures.

Item 5.02                                           Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

John H. Bramley, Vice President of Product Development & Operations and a named executive officer of the Company, informed the Company of his intention to resign from the Company and join the Buyer, effective upon the closing of the Sale described above.

Item 7.01                                           Regulation FD Disclosure.

The Company issued a press release on October 16, 2013 regarding the matters described in Item 1.01 of this Current Report on Form 8-K. A copy of the press release is attached hereto as Exhibit 99.1.  In addition, on October 17, 2013, the Company issued an additional press release clarifying the family of products being included in the Sale.  A copy of the press release is attached hereto as Exhibit 99.2. As provided in General Instruction B.2 of Form 8-K, the information in this Item 7.01 and Exhibits 99.1 and 99.2 shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, nor shall it be deemed to be incorporated by reference in any filing under the Securities Act, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01                                           Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description of Document
2.1	Asset Purchase Agreement dated October 16, 2013*
99.1	Press Release dated October 16, 2013
99.2	Press Release dated October 17, 2013

*Exhibits and schedules omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company agrees to furnish a supplemental copy of an omitted exhibit or schedule to the SEC upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

TIGERLOGIC CORPORATION

Dated: October 18, 2013	By:	/s/ Thomas Lim
Thomas Lim
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

2.1	Asset Purchase Agreement dated October 16, 2013*
99.1	Press Release dated October 16, 2013
99.2	Press Release dated October 17, 2013

*Exhibits and schedules omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company agrees to furnish a supplemental copy of an omitted exhibit or schedule to the SEC upon request.